Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Registration Statements on Form S-3 (File No. 333-283444) and Form S-8 (File No. 333-252054) of our report dated March 20, 2025 relating to the consolidated financial statements of Motorsport Games, Inc. appearing in this Annual Report on Form 10-K for the year ended December 31, 2024. Our report includes an explanatory paragraph regarding the existence of substantial doubt about the Company’s ability to continue as a going concern.

/s/ GRASSI & CO., CPAs, P.C.

Jericho, New York

March 20, 2025